Employment Agreement - David Stocknoff

This agreement made this 14th day of July, 2006, by and between David Stocknoff, (hereinafter referred to as the “employee”) and Diet Coffee, Inc., (hereinafter referred to as the “Company

Whereas, the parties have agreed to enter into an employer-employee relationship, and wish to memorialize the terms and conditions of said relationship, it is hereby agreed as follows:

1. The employee shall commence employment with the Company on December 19, 2005, as President of the Company.

2. Employee shall perform all duties commonly associated with the position of President in a competent; honest and professional manner, and shall devote his full time and attention to the duties and responsibilities of said position.

3. The salary paid to employee shall be - $2019.23payable weekly.

4. The following additional terms of employment shall apply:

a.)Medical Insurance under the plan currently adopted (or as from time to time may be adopted) by the Company for the benefits of its employees and their families.

b). Vacation: up to two weeks per year, calculated at the rate of one day of vacation earned for every eighteen days for which employee is paid pursuant to paragraph 3 above, fully paid, together with major holidays, as defined by the Company policy.

c.) The terms and conditions of the Company policy for sick leave; personal days and the like.

d).) In the event the company shall adopt a 401 (k); Section 125 Plan; or their equivalent, the Employee shall become immediately eligible for participation, to the extent consistent with law or governmental regulation.

e). In the event the company shall become publicly traded, Employee shall receive stock options in accord with the terms adopted by the company for senior management employees. The parties acknowledge that employee is currently the owner of 2,500,000 shares of the Company.

f). Termination: The Company may terminate this agreement at any time. However, upon such termination, employee shall retain all stock and vested options in shares of the company than owned by him, and shall receive one month severance pay for every year of employment, not to exceed six months, nor to be less than one month.

g). Bonus: The parties shall target an annual bonus based upon specific performance criteria which the parties shall from time to time agree to.

6. The parties agree and acknowledge that the nature of the employer's business is such that in the course of the work, labor and services provided to the Company by the employee, of necessity, certain customer lists; purchasing and trade practices, strategies; financial information and general business practices of the Company will become known to the Employee, therefore it is agreed as follows, to the extent Employee obtains such knowledge or information while employed by the Company:

a) The Employee hereby agrees that the Employee will not reveal to anyone after the Employee resigns or departs from the Company, whether by resignation or discharge, any information whatsoever obtained in the course of his employment relating to any aspect  whatsoever of the Employer's business, or strategies decision making process, finances, customers, sources or related information, to any other person, company, entity group  or individual.

b) The Employee shall keep confidential any and all information obtained in the course of employment about the Company, its affairs, relationships to actual or potential customers, and the needs and  requirements of any such actual or potential customers, and shall not directly or indirectly reveal any fact about employers, its business practices, finances, pricing; customers or the like.

c) The employee shall not, for a period of two years after his termination as an employee of the Company, for any reason whatsoever, compete, directly or indirectly with the Company, or be employed by any person or entity who so competes.

7. This agreement shall be governed by the laws of the State of New York, without regard to conflict of laws, and any action for the enforcement or breach of this agreement may be brought solely in the Supreme Court of the State of New York, County of New York.

David Stocknoff	Diet Coffee, Inc
By:
/s/ David Stocknoff	/s/ David Attarian